Exhibit 4.33

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

[*****] indicates the redacted confidential portions of this exhibit.

DISTRIBUTION AGREEMENT

This Agreement is made and entered into as of May 20, 2020 (the “Effective Date”) by and between:

Kamada Ltd., a company duly incorporated and registered under the laws of the State of Israel, with principal offices at 2 Holzman Street, Weizmann Science Park, Rehovot 7670402, Israel (the “Supplier”)

and

TUTEUR S.A.C.I.F.I.A., a corporation organized under the laws of Argentina, having its registered office at Av. Juan de Garay 848, 1153 Buenos Aires, Argentina (the “Distributor”).

RECITALS

WHEREAS, on August 2, 2011, Supplier and Distributor entered into a distribution agreement amending and restating a distribution agreement entered into in November 2001;

WHEREAS, such distribution agreement as amended, expired on December 31, 2019, the Supplier wishes to re-appoint the Distributor, and the Distributor wishes to be re-appointed and act as the Supplier’s distributor of the Products in the Territory, all subject to the terms and conditions set forth hereinafter (capitalized terms shall have the meanings ascribed to them hereinafter);

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.	Definitions

Unless otherwise explicitly said, when used in this Agreement the following capitalized terms shall have the meanings ascribed to them hereinafter:

1.1.	The “Indications” – the indications for which the Products shall be marketed and sold by the Distributor in the Territory as set forth in Appendix A.

1.2.	The “Product(s)” – the product(s) listed in Appendix A.

1.3.	The “Territory”- the territory defined in Appendix B.

1.4.	The “Trademarks” – the trademarks under which the Products shall be marketed and sold by the Distributor in the Territory as set forth in Appendix A.

2.	Grant of License

2.1.	The Supplier hereby grants to the Distributor the exclusive right to promote, market, distribute, register, sell, advertise and apply for tenders for the distribution and sale of the Products in the Territory, solely under the corresponding Trademarks and for the corresponding Indications, during the term hereof and subject to the terms and conditions of this Agreement.

2.2.	The Distributor shall not, directly or indirectly, seek customers, establish a branch, or maintain any distribution depot for the purpose of pursuing an active promotion, advertising or selling policy for the Products outside of the Territory or set up a base to do so; or market, distribute, sell or advertise the Products for any indication other than the Indications; or knowingly sell or advertise the Products to any third party who the Distributor has reason to believe intends to sell the Products outside the Territory. This obligation shall be limited to those territories and/or those uses with respect to which the distribution rights have been or shall be exclusively allocated by the Supplier to a third party or have been or shall be reserved by the Supplier.

2.3.	The Distributor shall, at its sole responsibility and liability, be entitled to appoint sub-distributors or agents for the sale of the Products in the Territory, provided that:

2.3.1.	The Distributor informs the Supplier in advance of the identity of any such sub-distributor or agent that it wishes to appoint, and obtains Supplier’s prior written consent to each such appointment;

2.3.2.	the Distributor furnishes the Supplier with a copy of each agreement between the Distributor and any such sub-distributor or agent, as the case may be, and that the any such agreement is consistent with the terms and conditions of this Agreement, and provides that it should be automatically terminated upon termination or expiration of this Agreement;

2.3.3.	The sub-distributor shall sign a Release Letter in the form attached hereto as Appendix H, if the sub-distributor is handling the registration of the Products or receives the Marketing Authorization for the Product(s);

2.3.4.	the Distributor undertakes to be liable for any and all acts and/or omissions of the said sub-distributor or agent; and

2.3.5.	all orders and payments to the Supplier for the Products distributed or sold by such sub-distributors and agents remain under the sole responsibility of the Distributor.

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3.	Distributor’s Functions and General Obligations

Distributor shall:

3.1.	use its best efforts to promote the sale of the Products in the Territory in accordance with the Supplier’s policy, as shall be informed to the Distributor by the Supplier from time to time, and shall protect the Supplier’s interests with the diligence of a responsible businessman;

3.2.	without derogating from Section 2.1, participate in, and submit bids including the Products with respect to public tenders in the Territory;

3.3.	purchase the Products directly and solely from the Supplier, and not from any other source;

3.4.	maintain sufficient inventory of the Products in the Distributor’s warehouses equal to the higher between (i) three (3) months’ supply (defined, per each of the Products, as the Distributor’s average quarterly sales of such Product over the preceding twelve (12) months) or (ii) the Distributor’s average quarterly sales forecast for that year;

3.5.	ensure and maintain suitable warehousing and freight conditions, as required pursuant to the Products’ specifications and the Supplier’s instructions;

3.6.	make no representation or warranty with respect to the Products beyond the statements in the Supplier’s label for the Products as approved by the competent regulatory authorities, unless such representation or warranty is specifically authorized in advance and in writing by the Supplier;

3.7.	take no negligent or willful action, which might adversely affect the standing of the Supplier;

3.8.	process all orders, and effect all dispatches of the Products;

3.9.	promptly inform the Supplier of any communication received from any competent regulatory authority in the Territory relating to the Products, and of any adverse reaction and complaint of which it becomes aware, and shall consult with the Supplier as to all responses thereto;

3.10.	translate from English language, at its own cost, into the local languages any documentation related to the marketing and/or sale of the Products in the Territory;

3.11.	obtain and maintain in a timely manner, at its own cost, all necessary consents and approvals necessary for the importation, marketing, distribution and sale of the Products in the Territory;

3.12.	not use any of the Products, or knowingly supply any of the Products to any third party for use, in any clinical or other study, without receiving the prior written consent of the Supplier.

4.	Registration of the Product and Regulatory Requirements

The following section shall apply with respect to any Product that has to be registered and approved for marketing authorization by the competent regulatory authorities in the Territory.

4.1.	Marketing authorization and/or registration of the Product shall be applied for and will be made by the Distributor, in the name of the Supplier (if permitted by local regulations) with respect to each Product that is not already registered and approved for marketing by the competent regulatory authorities in the Territory, at the Distributor’s sole expense. In case it is not permitted to apply for the marketing authorization and/or registration of the Product in the name of the Supplier, the application shall be made in the name of the Distributor as a Marketing Authorization Holder (“MAH”), provided that the ownership at the marketing authorization and/or registration of the Product shall remain with Supplier as per Section 4.8 below.

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4.2.	The Distributor shall inquire and inform the Supplier in writing of all regulatory registration procedures under the local law and regulations, which are required in order to register, market and sell the Product in the Territory. The Distributor shall give guidance in writing to the Supplier, upon Supplier’s request, as to which documentation and or/regulatory requirement is required from the Supplier for this purpose. To the extent that the Distributor is not familiar with the applicable regulatory requirements with regard to any of the Products, the Distributor shall be obligated to receive consultation in order to comply with the local regulatory requirements for such Product, at its sole cost and expense.

4.3.	The Distributor shall review the dossier and additional documentation (the “Marketing Authorization Documents”) provided to it by the Supplier and advise the Supplier within thirty (30) days to the extent that any further documentation is needed for the registration of the Product.

The Distributor shall use the aforesaid Marketing Authorization Documents solely for the purpose of the registration and for obtaining a marketing authorization of the corresponding Product for the Indications in the Territory.

4.4.	The Distributor shall translate from English, at its own cost, into the local languages, the packaging material and/or any documentation related to the registration of the Product in the Territory.

4.5.	The Distributor shall provide the Supplier with a copy of the final registration file and the final Marketing Authorization Documents that are to be filed with the competent authorities, with an English translation thereof. The Supplier shall review the final file to be approved for submission.

4.6.	Upon receipt of Supplier’s approval, the Distributor undertakes to file the Marketing Authorization Documents to the competent regulatory authorities in the Territory within one (1) month following its receipt thereof from the Supplier. All fees and related expenses shall be solely borne by the Distributor.

4.7.	The Distributor shall not apply for any tender and shall not commence sales of any of the Products in the Territory before all required processes of Marketing Authorization have been completed, if required under applicable law in the Territory, and shall maintain in force during the term hereof all licenses, approvals and permits necessary for the marketing and sale of the Products in the Territory.

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4.8.	The Supplier shall be the sole owner of any and all registration files and marketing approvals for the Product in the Territory and of any application for permission and any permission to market, advertise and sell the Products in the Territory, or – in the event that applicable law in the Territory requires that the Distributor will be named as an owner of the registration file and/or application and/or permission to market, then, upon expiry or termination of this Agreement for any reason whatsoever, the registration file of the Product and any and all approvals, including pending applications, shall revert solely to the Supplier or to the Supplier’s designee, and the Distributor shall not have any right to receive any compensation in respect thereof, except that this Agreement is terminated with cause by Distributor due to Supplier’s breach of this Agreement, in which case Distributor shall be entitled to be reimbursed for all reasonable and customary out of pocket expenses incurred in order to obtain the marketing authorization. Upon execution of this Agreement, the Distributor shall sign a Release Letter in the form attached hereto as Appendix H.

4.9.	If Distributor fails to register any of the Products in the Territory within twelve (12) months after receiving by the Distributor of all Marketing Authorization Documents for reasons attributable to the Distributor, the Supplier shall have the right to terminate this Agreement or the exclusivity granted to Distributor herein, with respect to such Product or with respect to all the Products, by a written notice to the Distributor.

4.10.	The Distributor shall bear all costs associated with the registration of the Product with the competent regulatory authorities in the Territory (including, without limitation, all costs associated with the grant of the marketing authorization, health authority fees, translation fees, taxes and variation fees, product samples purchase and testing, as well as any related fees regarding the use of consultants required to perform local submissions at the health authorities). All fees related to maintenance of the registration and marketing approvals of the Products in the Territory during the term hereof shall be solely borne by the Distributor. In the event that an audit of the competent authorities will be required under local regulation at the Supplier’s premises, the Distributor shall allocate a qualified representative on its behalf to participate in such audit at its sole cost and expenses.

4.11.	The Distributor shall not make any alterations to the marketing authorization, without written approval from the Supplier.

4.12.	The Distributor shall keep the Supplier regularly informed in writing about all material regulatory processes and updates including: (i) the progress of the registration and other filings processes; (ii) any queries that were submitted by the competent regulatory authorities within ten (10) days after receiving such queries; (iii) any assessment reports and; (iv) regulatory guidelines relevant for the Supplier’s Product and for all approvals received, as soon as reasonably practicable after the receipt of the same from the relevant regulatory authority.

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5.	Marketing, Advertising and Fairs

5.1.	The Distributor shall prepare and provide the Supplier, within thirty (30) days from completing the registration of the Products or any of them with any competent regulatory authority in the Territory and at least three (3) months prior to commencement of each calendar year thereafter, with a detailed marketing plan, which shall include, inter alia, marketing and advertising program, tenders it intends to attend and sales forecast of the Products for the forthcoming year (the “Marketing Plan”). The Marketing Plan shall be subject to the Supplier’s prior written approval.

5.2.	The Marketing Plan shall comply with the Supplier’s product and company image and marketing and advertising policy, of which the Distributor shall be informed, from time to time.

5.3.	Without derogating from the foregoing, the Distributor shall submit to the Supplier, for approval, all advertising and promotional material and ensure, prior to publication or use, that it is in full compliance with all regulatory and local requirements, including Ministry of Health, and pharmaceutical regulations and of a high professional pharmaceutical standard.

5.4.	The Distributor shall participate and present the Products in exhibitions, professional conferences and trade fairs in the Territory, in accordance with the Marketing Plan and as shall be agreed upon from time to time between the parties. All costs and expenses related to such participation shall be solely borne by the Distributor.

6.	Legal and Regulatory Requirements

6.1.	The Distributor shall comply with all legal and regulatory requirements applicable to all registration activities, marketing, distribution, sale or use of the Products in the Territory, and shall promptly inform the Supplier of any such legal requirements and any changes and developments to such legal requirements.

6.2.	The Supplier shall not be liable, and the Distributor shall be solely responsible for, any payment of any fine or other penalty imposed by any competent legal and regulatory authority in the Territory, in respect of, or in connection with, all registration activities, importation, storage, promotion, marketing, distribution, sale or use of the Products, except if such fine or other penalty is imposed as a result of Supplier’s misconduct or negligence, or as a result of quality problems of the Products attributable to the Supplier.

7.	Orders & Supply

7.1.	Within thirty (30) days following the execution hereof and on a quarterly basis thereafter, and within 14 (fourteen) days upon Supplier’s written request, the Distributor shall submit to the Supplier a non-binding rolling forecast of the quantity of the Products that the Distributor plans to purchase, including its anticipated tender requirements, should it be awarded orders in any tender, during the next consecutive four (4) calendar quarters and a proposed delivery schedule.

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7.2.	In any respective Marketing Year during (as defined below) the term of this Agreement, The Distributor shall place written irrevocable purchase orders for such Products no later than four (4) months prior to the requested delivery date. Every order shall be subject to the Supplier’s written confirmation.

7.3.	The Distributor undertakes that orders placed by it will indicate a minimum amount of vials per shipment as indicated in Appendix C.

7.4.	The Supplier shall make its best efforts to supply the ordered Products, based on the Supplier’s approval of the relevant purchase order and delivery schedule.

7.5.	The Products will be packed in such a manner as the Supplier considers appropriate and in compliance to the regulations of the Territory, which will be informed by the Distributor to Supplier in advance, and will be approved by Supplier .

7.6.	It is understood and agreed that all sales made by the Supplier to the Distributor pursuant to the terms of this Agreement are final sales and are not sales on consignment. The Supplier shall not be required to accept the return of any Product for refund or credit, and no right of return is granted to the Distributor, except for rejections as set forth in Section 10 and 11 below.

7.7.	The Distributor will promptly inform the Supplier of any tender related to the Products, in which the Distributor is not entitled or is unable to directly participate. In this case the Supplier may bid the Products for such tender, either directly or through any third party, and the Distributor shall be entitled to a commission with respect to the sale of the Products within the framework of such tender as shall be agreed in writing between the parties.

8.	Minimum Annual Purchase

8.1.	The Distributor irrevocably undertakes that during the first year following the registration of any of the Products in the Territory (with respect to Products that have not been registered in the respective Territory), it will place orders for, purchase and pay for, the minimum quantity of the respective Product as will be specified in Appendix ‘D’ hereto prior to registration of the respective Product. With respect to registered and marketed Products – Distribution’s obligations to place orders for, purchase and pay for, the minimum quantity of the respective Product, shall commence as of the Effective Date, as per Appendix ‘D’.

8.2.	Prior to the commencement of each twelve (12) month period subsequent to such first year (a “Marketing Year”), the parties shall negotiate in good faith and agree in writing, with respect to each registered Product, on the minimum quantity to be purchased by the Distributor in the forthcoming Marketing Year, and the Distributor undertakes to purchase and fully pay for such minimum quantity.

The minimum quantity that the Distributor is obliged to purchase and pay for pursuant to this Section 8.2 or Section 8.1 above shall be hereinafter referred to as the “Minimum Quantity”.

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8.3.	If the Distributor fails to purchase and pay for the Minimum Quantity in any given Marketing Year, the Supplier shall be entitled, at its sole discretion and subject to a thirty (30) days prior written notice to the Distributor: (i) to terminate this Agreement on a Product by Product basis, or (ii) to cancel the exclusivity granted to the Distributor hereunder, and/or narrow the scope of the Territory, if applicable, on a Product by Product basis.

8.4.	For the purposes of this Section 8, rejected Purchase Orders by Supplier due to an inventory shortage of any respective Product shall be accounted as Products deem to be accounted under the Minimum Quantity by Distributor, provided that in a case of an inventory shortage of any respective Product, the parties will act in good faith in order to coordinate an alternative date for the supply of the Product by Supplier. This section is subject to the mechanism set forth under Section 7.

9.	Purchase Price & Terms of Payment

9.1.	During the term of this Agreement, the Distributor shall pay Supplier for the Products, the Minimum Supply Price specified under Appendix A. The Distributor acknowledges that the Minimum Supply Price was determined, among other parameters, based on Distributer commitment to acquire such Minimum Quantity of the Product in each Territory as specified in Appendix D.

For the purposes of this Section:

“Net Price” means for a specified period, the total Product revenue of Distributor for sales of the Product in the Territory by Distributor to independent third party wholesalers or other customers, who are not affiliates of Distributor in the Territory, less: (a) customary and reasonably discounts and rebates as actually given to such third party customers (b) VAT; (c) transport and insurance costs; (c) amounts actually repaid or credited by reason of rejection or return of any previously sold Product; and (d) any governmental charges imposed upon Product sales, including turnover tax, debit and credit tax in accordance with law No. 25,413. The revenue records of Distributor will be according to International Financial Reporting Standards (“IFRS”) except for the conversion of the Net Price from Argentine Peso to United States dollars shall be performed at the retail exchange rate informed by the Banco de la Nación Argentina for the close of business of the date prior to the actual payment of each invoice issued by Distributer during the relevant Marketing Year.

“Transfer Price” means the percentage (%) of the average Net Price for each Product for the previous Marketing Year as set forth in Appendix A. For the avoidance of doubt it is specifically noted that The Transfer Price shall not be lower than the Minimum Supply Price as set forth in Appendix A.

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9.2.	The parties will conduct a true-up mechanism once a year, as follows: within 15 days of the end of each Marketing Year, and following the end of each calendar quarter during the term for informative purpose, the Distributer shall provide a report to Supplier indicating the total quantity of Product sold in each respective Territory and the Net Price (as defined below) of that Marketing year. The report will also inform the number of vials sold but pending actual payment by customers. Based on such provided report the Parties will calculate the relevant Transfer Price (as defined below) for that Marketing Year. To the extent that the calculated Transfer Price for a given Marketing Year is higher than the Minimum Supply Price for that given year (as set forth in Appendix A), then, in addition to any other payments due to Supplier with respect to such Marketing Year, Supplier will be entitled to an annual supply price True-Up Payment in an amount equal to the result of the following formula:

(A-B)*C

Whereby:

A – Prior Marketing Year Transfer Price

B – Prior Marketing Year Minimum Supply Price; and

C – Total number of vials of Product supplied by Supplier to Distributer during the prior Marketing year

Such annual supply price true up amount will be separately invoiced by Supplier (Such mechanism is referred as “Annual Minimum Supply Price True-Up Mechanism”).

9.3.	Commencing on the third Marketing Year of each Product in Each Territory and no more often than once in any Marketing Year, either party may request to negotiate the Minimum Supply Price of each Product in each Territory. No change to the Minimum Supply Price shall be valid unless explicitly agreed upon in writing by the parties.

9.4.	The parties agree that if any investigation is started and/or any fine or penalty is imposed to Distributor by any Argentine authority, including Argentine Customs for any reason directly or indirectly related to the Annual Minimum Supply Price True-Up Mechanism specified in section 9.2 above, Supplier shall reimburse Distributor 50% (fifty percent) of (i) all out of pocket expenses resulting from such investigation (including legal fees), (ii) any fine or penalty imposed to the Distributor; and (iii) any additional taxes or duties claimed by authorities to Distributor including applicable interest. The reimbursement shall be performed within 10 (ten) days as from the date in which Supplier has received a notice from Distributor claiming the relevant reimbursement to Supplier.

Supplier’s reimbursement under this Section 9.4, is subject to the provision by Distributor of all proven supporting documents pertaining to such expenses, fines and penalties imposed by Distributor.

9.5.	Distributor shall pay Supplier in full for each Invoice in US Dollars within ninety (90) days from AWB date.

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9.6.	The Distributor will issue a bank guarantee (from a U.S., Israeli or a western Europe bank) for every new order of the Product. Such bank guarantee would be in the value of each order and would be provided prior to the shipment of the Product from Supplier and be extended through the complete payment of the amount due on such given order/shipment.

9.7.	To the extent that the Supplier received a credit line approval from the Israeli Credit Insurance Company – then the Supplier shall be able to grant a credit line to the Distributor at the approved credit amount, which may replace the payment methods above up to such credit amount, as long as such credit line is in effect.

9.8.	Any overdue payment hereunder shall bear interest at the rate of 1.5% (one and a half percent) per each month in which the payment is in arrears, this without derogating from any other remedy to which the Supplier might be entitled to under this Agreement or applicable law.

9.9.	All payments due to the Supplier hereunder shall be made in US Dollars, unless the Supplier instructs the Distributor otherwise, and shall be net, and free of any and all taxes, duties, levies, assessments, deductions, set-offs and/or withholdings of any nature. All banking charges will be on the account of the Distributor.

9.10.	If any reduction is required to be made under applicable law, then the gross payment due to the Supplier shall be increased so that the net amount received by the Supplier following the required reduction shall be equal to the invoice amount with the addition of any accumulated interest, if due.

9.11.	For the purpose of economical evaluation, the Distributor shall provide financial information to insurers and/or business data agencies, if requested by the Supplier to do so.

10.	Delivery; Acceptance & Rejection

10.1.	The Products shall be delivered to the Distributor on CIP, Buenos- Aires Airport, basis (incoterms 2010). Accordingly, the Distributor bears all risks of loss of, or damage to the goods, from the time they have been delivered to the contracted carrier at Ben-Gurion Airport, Israel.

For the avoidance of doubt, except as specifically indicated under the terms of this Section 10, the Supplier shall incur no obligation with respect to Products comprising any particular shipment, from and after the time when such Products are handed over to the Distributor’s responsibility in accordance with the terms of this Section 10.

10.2.	Acceptance of all Products’ deliveries shall be subject to Distributor’s inspection and approval, as for the compatibility of such Products with their respective specifications, which specifications are set forth in Appendix E (the “Products Specifications”).

10.3.	Subject to the Distributor providing the Supplier with conclusive written evidence and reasons, the Distributor shall have the right, for a period of thirty (30) business days following delivery, to reject or revoke the prior acceptance of any Products which: (i) fail to conform with the Products Specifications; or (ii) are recalled by the Supplier for a reason for which the Distributor is not at fault.

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10.4.	Subject to the Supplier’s prior written approval, or at the Supplier’s request and expense (in the event of a recall), the Distributor shall return any such Products rejected pursuant to the provisions of Section 10.3 to the Supplier. In a case that the defected or recalled Products cannot be returned and need to be destroyed, the Supplier will cover the reasonable and customary destruction expenses.

10.5.	In the event that a dispute arises between the parties concerning whether a shipment of Products conforms to the Product Specification, the applicable Products will be submitted to an independent testing laboratory to be agreed by both parties. The cost of such test shall be borne by the party with whose results the independent laboratory shall have disagreed. Until such dispute is resolved, the Distributor shall retain and preserve the Products in question and shall not dispose thereof except with the Supplier’s prior written approval.

10.6.	The Distributor’s failure, within thirty (30) business days of delivery, to reject or revoke acceptance of any shipment of the Products shall be conclusively deemed to constitute acceptance of such Products in good and saleable condition.

10.7.	Release of any Products by the Distributor to sub-distributors or to end-customers shall be conclusively deemed to constitute acceptance of such Products in good and saleable condition.

11.	Complaints and Recalls

11.1.	Without derogating from the generality of Section 3.9 above, the Distributor will immediately notify the Supplier in writing of any complaint drawn to its attention (or to the attention of its sub-distributor or agent) by any customer regarding the Products, and shall support such notification by sending relevant documents and samples to the Supplier.

11.2.	The Distributor will notify the customers, as soon as it is specifically requested to do so by the Supplier, regarding any recall, initiated by the Supplier, of any Product sold to them. Furthermore, the Distributor shall, at the Supplier’s request, implement any recall of any of the Products, and the Supplier shall provide Distributor with the quantities of the recalled Products or shall refund the Distributor for the recalled Products. The Supplier will bear the reasonable and customary out of pocket expenses incurred by the Distributor as a result of the recall, initiated by the Supplier; provided that the Distributor will present Supplier the respective invoices, if applicable, evidencing such Distributor’s reasonable and customary out of pocket expenses as a result of the recall initiated by the Supplier The Distributor shall notify the Supplier concerning the state of the batch recalled (i.e. the quantity of Products sold out of such batch, if any, and the quantity left at the Distributor’s warehouse and unused Product’s quantity at end customer’s warehouse).

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11.3.	Without derogating from the generality of Section 3.9 above, the Distributor shall notify the Supplier of any recall procedure regarding any of the Products, initiated by the local health authorities in the Territory and of the reasons for such recall, and shall provide the Supplier with samples of the Product recalled at Supplier’s customary and reasonably expenses. The Distributor shall not initiate a recall independently, without the prior written consent of the Supplier.

11.4.	Without derogating from the aforesaid, the Distributor shall maintain at all times, in written or recorded form, an effective system for recall from the market of Products, and the Supplier shall be free to inspect the Distributor’s recall system upon prior notice to the Distributor.

12.	Reports

12.1.	The Distributor shall keep the Supplier regularly informed in writing about general market conditions and the state of competition with the Products in the Territory, and provide the Supplier, subject to all applicable legal limitations, with general information on the Products’ end customers. Without derogating from the foregoing, the Distributor shall fully and in a timely manner respond to all reasonable requests for information made by the Supplier.

12.2.	The Distributor shall exercise due diligence to keep the Supplier informed in writing about:

12.2.1.	the laws and regulations applicable in the Territory in relation to the Products (e.g., import regulations, labeling, health and safety requirements, reimbursement, etc.); and

12.2.2.	to the extent relevant to the Supplier, the laws and regulations applicable to the Distributor’s activities hereunder.

12.3.	The Distributor shall submit to the Supplier quarterly written reports, and within thirty (30) days from the expiration or termination hereof – a final report, in which the Supplier shall be informed, inter alia, of the status of the registration of the Products in the Territory (including applications for registration), the Distributor’s promotion and marketing activities and sales report, setting forth the quantity purchased of each of the Products, its updated inventory for the quantities of the Product, the sale price in the Territory and total sales per each Product (in units and values) including the number of patients treated with Glassia in the Territory during the report period.

13.	Indemnification

13.1.	Each party (referred to hereunder as the “Indemnifying Party”) shall indemnify and hold harmless the other party and its directors, officers, agents, employees and representatives (the “Beneficiaries”) from and against any and all claims, demands, actions, damages, liabilities, losses and reasonable expenses, including reasonable attorney’s fees, arising out of the breach of this Agreement by the Indemnifying Party.

Notwithstanding the foregoing, neither party shall incur any liability in connection with, or be obliged to indemnify the other party for, any indirect, incidental and consequential damages and losses, including, without limitation, loss of income and/or profit.

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13.2.	As a condition precedent to each party’s right (and its Beneficiaries’ right) to be indemnified under this Agreement, the party claiming the right to be indemnified (the “Indemnified Party”): (i) shall promptly notify the Indemnifying Party of any relevant claims asserted or made, including any claims asserted or made by any governmental authority having jurisdiction; and (ii) shall include in such notice all information in its possession relating to the claim; and (iii) shall not negotiate or settle any such claim without the Indemnifying Party’s prior written consent; and (iv) shall fully cooperate with the Indemnifying Party in the defense and settlement of such claim.

13.3.	The Indemnifying Party shall have full control over the defense and the right to settle any such claim on such terms it deems appropriate, provided that such settlement includes an unconditional release of the Indemnified Party and its respective Beneficiaries from all liability arising out of such claim and does not include a statement as to an admission of fault, culpability or failure to act by or on behalf of the Indemnified Party or any of its respective Beneficiaries.

13.4.	The Indemnifying Party may conduct the defense against a claim by itself, if the Indemnifying Party fails to do so, and in such case the Indemnifying Party shall be entitled to an immediate reimbursement for all reasonable legal fees incurred by it in that connection.

14.	Insurance

14.1.	The Supplier shall purchase and maintain, at its own cost, a Product Liability policy, covering each occurrence of bodily injury due to a defective approved (licensed) Product in an amount of not less than [*****]US Dollars (US$[*****]) per event and in the aggregate per annum, by a reputable insurer. Such Product Liability policy shall:

14.1.1.	include worldwide territorial and law and jurisdiction scope of coverage and shall be endorsed to specifically name the Distributor as an Additional Insured under and subject to the terms of its Vendors’ (distributors’) Extension, in the form of Appendix F hereto.

14.1.2.	not be materially reduced or canceled without a prior written notification to be sent to the Distributor, by registered mail, sixty (60) days in advance;

14.1.3.	be renewed by the Supplier for additional period of at least seven (7) years following termination or expiration of this Agreement, or, a Run-Off Policy (which includes the same terms of insurance as above) shall be purchased by the Supplier on its own cost and shall include inter-alia an Extended Discovery (Reporting) Period of seven (7) years, as from the termination or expiration date of this Agreement and a Retroactive Date not later than the commencement of operations by the respective insured party according to this Agreement, even if such operations began prior to the date of signature of this Agreement.

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14.2.	The Distributor shall purchase and maintain, at its own cost, a Product Liability policy, covering each occurrence of bodily injury or property damage due to any act of negligence, also while storage and handling the Products, in an amount of not less than [*****] US Dollars (US$[*****]) (or equivalent in EURO) per event and in aggregate per annum. Such insurance shall:

14.2.1.	be endorsed to specifically name Kamada as an Additional Insured. Such insurance policy shall not be materially reduced or canceled without a prior written notification to be sent to the Supplier, by registered mail, sixty (60) days in advance;

14.2.2.	be issued by a reputable insurer and shall include the Supplier as additional insured with respect to any liabilities which might be imposed on it as a result of the insured party’s act or omission; only if based Claims Made, be renewed by the Distributor for additional period of at least seven (7) years following termination or expiration of this Agreement, or will include an extended discovery period of seven (7) years from the termination or expiration date of this Agreement and a retroactive date not later than the commencement of operations by the Distributor according to this Agreement, even if such operations began prior to the date of signature of this Agreement.

14.2.3.	be subject to a worldwide law and jurisdiction.

14.3.	Upon request, each of the parties shall provide the other party with a certificate of insurance in English, for each period of insurance, signed by the respective insurer, confirming the cover under the policy as set out above. The issuance of any such policy will not constitute an approval that the above insurance is in accordance with the provisions of this Agreement and will not impose any liability on either party; nor will it be considered as reducing either party’s liability under this Agreement and under any applicable law.

15.	Trademarks/Patent Infringement

15.1.	The Distributor acknowledges the Supplier’s exclusive right, title and interest in and to the Trademarks, whether registered in the Territory or not.

15.2.	The Supplier hereby grants to the Distributor the non-assignable, non-transferable license to use and display the Trademarks, during the term of this Agreement, solely in connection with the promotion, sale and distribution of the Products in the Territory under the terms of this Agreement.

15.3.	The Distributor shall not use and/or register, nor have registered, any trademarks, trade names or symbols which are identical to the Trademarks or to other trade names or symbols used by the Supplier, or which are confusingly similar thereto, in the Territory or elsewhere.

Distribution Agreement between Kamada and Tuteur.	Page 14

15.4.	All rights arising from the use of the Trademarks in the Territory shall inure solely to the Supplier’s benefit. Nothing contained herein shall give the Distributor any right, title or interest in the Trademarks and/or other trade names or symbols of the Supplier, nor in any contraction, variation or abbreviation of any of them.

15.5.	Following expiration or termination hereof with respect to each country within the Territory, if applicable, the Distributor will be precluded from using the Trademarks in any way, and shall immediately destroy or return to the Supplier any material containing any of the Trademarks, which pertains or is intended for use in each such country.

15.6.	The Distributor shall notify the Supplier of any infringement in the Territory of any of the Trademarks or other trade names or symbols related to the Supplier and/or the Products that comes to the Distributor’s attention, and shall cooperate with the Supplier, as reasonably required, in order to stop such infringement.

15.7.	The Distributor shall notify the Supplier in writing, immediately upon its receiving or being notified of any suit or claim based on an alleged infringement of a patent, or other proprietary right of any third party, by the Distributor and/or the Supplier, due to the importation, marketing, distribution or sale of any of the Products in the Territory. The Distributor shall permit the Supplier, at the Supplier’s sole discretion and at the Supplier’s own cost, to handle and control such claim or suit.

15.8.	In the event that the Distributor is precluded from using the Trademarks in any country within the Territory during the term of this Agreement, the Supplier may register other trademarks with respect to the Products in such country, and the provisions of this Section 15 shall apply mutatis mutandis to such other trademarks.

16.	Pharmacovigilance

Without derogating from the generality of Section 3.9 above:

16.1.	The Supplier shall be responsible for establishing a pharmacovigilance monitoring system, with the reasonable assistance of the Distributor. Such monitoring system will include (i) provision of minimum pharmacovigilance information regarding a reporter who is identifiable by name, initials and/or address; (ii) an identifiable patient/subject (i.e., identifiable by patient number, date of birth, age, or gender); (iii) at least one suspected substance/medicinal product; and (iv) at least one suspected adverse drug event.

16.2.	The Distributor shall provide all necessary assistance to the Supplier in the establishment and maintaining the pharmacovigilance monitoring system as the distributor of the Products in the Territory; such assistance shall include field corrections, product withdrawals, adverse event reporting and complaint reporting to the Supplier or any other relevant report or action required under any applicable law.

Distribution Agreement between Kamada and Tuteur.	Page 15

16.3.	Without derogating from the above, the parties shall abide by the terms of the Safety Data Exchange Agreement attached hereto as Appendix G.

16.4.	Each party shall immediately notify the other party of any information it receives regarding any threatened or pending action, inspection or communication by or from any party, including, without limitation, a regulatory authority which may affect the safety or efficacy claims of the Product or the continued marketing of the Product. Upon receipt of such information, the parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.

16.5	The Distributor shall have responsibility for investigating any complaint in the Territory, with cooperation and assistance from the Supplier, and shall inform the Supplier of any information discovered in the course of the investigation that could show that the complaint is justified and that it resulted from the Supplier’s actions or omissions.

17.	Term & Termination

17.1.	Unless earlier terminated pursuant to any of the provisions of this Agreement, this Agreement shall commence on the Effective Date and continue in full force and effect for a period of five (5) years.

17.2.	This Agreement shall be automatically renewed for additional successive periods of one (1) year each (the “Additional Periods”), unless either party notifies the other party in writing of its desire to terminate this Agreement by a prior written notice of at least twelve (12) months before the expiry of any of the Additional Periods.

17.3.	Each party may terminate this Agreement with immediate effect in case of a material breach of this Agreement by the other party, by giving a notice in writing specifying the breach.

It is agreed that a breach of any provision under the following Sections shall be considered as a material breach of this Agreement: 2.2, 3.3, 3.6, 3.12, , 4.5, , 4.10, 4.11, 6, 11, 13.1,  15.3, 15.5, 15.7, 16, , 18.2, 19, 20, 21.3, 24.1 and 25. Moreover, any breach of any other provision of this Agreement shall be considered a material breach if such breach is not remedied within thirty (30) days following a request in writing by the other party demanding compliance with the terms of such provision.

17.4.	In addition, either party may immediately terminate this Agreement if the other party is declared bankrupt or insolvent, or request or suffer the appointment of a receiver for its assets, or make a composition with its creditors, or take or suffer any similar action in consequence of debt, and the order or act as aforesaid is not cancelled within sixty (60) days of the grant of such order or the performance of such act.

17.5.	In addition, the Supplier may terminate this Agreement with respect to all countries of the Territory or with respect to certain countries only, with immediate effect in any of the following events:

17.5.1.	change of control of the Distributor;

Distribution Agreement between Kamada and Tuteur.	Page 16

17.5.2.	failure of the Distributor to register the Products in the Territory and obtain all the approvals required for their marketing and sale within the Territory within the period set forth in Section 4.8 above as a consequence of its own omission;

17.5.3.	failure of the Distributor to purchase and pay for the Minimum Quantity pursuant to Section 8 during two (2) consecutive years, , provided that the Distributor will be obligated, during the second marketing year, to purchase Minimum Quantity also for the preceding marketing year on a Product by Product basis; or

17.5.4.	Distributor discontinues selling the Products for any reason, after completing the registration and obtaining the required approvals, for longer than 45 (forty five) days, or 90 (ninety) days or more in the event that such discontinuation is caused due to a force majeure as prescribed in Section 22 below.

17.6.	The Distributor shall not be entitled to any indemnification or compensation of any kind, including without limitation in connection with goodwill or loss of good will, nor for any reimbursement for any expenditures incurred by it or any investments made by it with respect to this Agreement, upon, or by reason of, the expiration or termination of this Agreement by the Supplier for any reason, except in case of termination with cause by Distributor due to Supplier’s breach of this Agreement.

18.	Effects of Termination

18.1.	The Distributor undertakes that commencing at least three (3) months prior to expiration of this Agreement, or immediately following a notice of termination, as the case may be, but without derogating from the Supplier’s rights under Section 4.7 above, it shall, without delay, fully cooperate with the Supplier or any designee thereof, take all steps required to provide the Supplier with relevant information, including without limitation detailed customers and sub-distributors lists, sign and vest all documents, to enable the continued uninterrupted distribution and sale of the Products in the Territory by or through the Supplier, an affiliate or a designee thereof.

18.2.	Upon expiry or termination of this Agreement, the Distributor shall return to the Supplier all promotional material and other documents (and all copies thereof) and samples, which have been supplied to it by the Supplier and are in the Distributor’s possession, or under its control.

18.3.	Within thirty (30) days following the expiration or termination of this Agreement, the Supplier, at its sole option, may purchase from the Distributor any or all quantities of the Products, which the Distributor then has in stock, provided that they are still in good condition and in original packing and that they are not expired, at the lower between the purchase price originally paid by the Distributor to the Supplier for such Products including duties and freight costs incurred for importation, if applicable. The Distributor may sell in the Territory on a non-exclusive basis any Products not so purchased by the Supplier, subject to the terms of this Agreement, within a period of six (6) months following such expiration or termination, but no later than one hundred and twenty (120) days prior to the Products’ expiry date. Products which are not repurchased by the Supplier nor sold by the Distributor pursuant to this Section 18.3 shall be destroyed by the Distributor, unless otherwise instructed in writing by the Supplier. Costs of destruction shall be shared equally by both parties.

Distribution Agreement between Kamada and Tuteur.	Page 17

19.	Confidentiality

19.1.	Distributor shall not, directly or indirectly, use or disclose to any third party all or any part of the Confidential Information heretofore or hereto after disclosed by or obtained from the Supplier except to the extent reasonably required for the performance of its obligations under this Agreement. The foregoing shall not apply to any Confidential Information which the Distributor can show by written records that:

19.1.1.	at the time of its disclosure or thereafter is generally available to and known to the public, other than as a result of a disclosure by the Distributor or its representatives in breach of this Agreement;

19.1.2.	was or becomes available to the Distributor, on a non-confidential basis from a third party source independent of any restrictions imposed by the Supplier;

19.1.3.	has been independently acquired or developed by the Distributor without breaching this Agreement; or

19.1.4.	has been lawfully in the possession of the Distributor prior to disclosure by the Supplier.

“Confidential Information” means, in this Agreement, any information or materials in oral, written, pictorial, magnetic, graphic or maintained or transferred in any other media, which have been previously disclosed or may hereafter be disclosed by the Supplier to the Distributor, relating to the financial, technological and business information, products, services and/or operations of the Supplier, including, but not limited to, business plans, agreements, trade secrets, know-how, patents, formulae, data, source code, object code, product plans, product specifications, technical information, customer lists, and all other information of any kind or nature whatsoever, whether or not contained or incorporated in drawings, photographs, memoranda, operational documents, models, prototypes, designs, quality control and test charts, lists, manuals and methods, whether or not labeled as confidential or proprietary, and including, without limitation, all copies, excerpts, modifications, translations, enhancements and adaptations of all the foregoing, whether made by the Distributor or otherwise.

19.2.	In the event that the Distributor shall be legally required (by formal questioning or, in the written opinion of its legal counsel, by applicable securities laws) to disclose any Confidential Information of the Supplier, it shall immediately notify the Supplier in writing of such request or requirement prior to disclosure, so that the Supplier may seek an appropriate protective order with the reasonable assistance of the Distributor. If such order is not timely obtained, only such portion of the Confidential Information as specifically required shall be disclosed.

Distribution Agreement between Kamada and Tuteur.	Page 18

19.3.	Distributor shall treat the Confidential Information with the same care as it would exercise in this handling of its own confidential or proprietary information and shall disclose such information on a need-to-know basis only to any of its employees, consultants and/ or contractors, provided that such individual is bound by confidentiality undertakings no less restrictive than the terms of this Section 19.

19.4.	Upon written request by the Supplier, Distributor shall promptly return or securely destroy all tangible information (including, without limitation, drawings, specifications, data or samples), which contain or embody any Confidential Information, along with any and all copies thereof.

19.5.	The Distributor’s undertakings under this Section 19 shall survive the expiration or termination of this Agreement.

20.	Non-Competition

Without the prior written consent of the Supplier, the Distributor shall not, directly or indirectly, whether as principal, partner, or as agent together with, or for any person, manufacture, use, test, sell, promote, market, distribute or sell in the Territory, or otherwise deal in any product, which is similar to and/or competes with any of the Products, during the term of this Agreement and for a twelve(12) months period thereafter, except this Agreement is terminated with cause by Distributor due to Supplier’s breach of this Agreement.

21.	Independent Contractors

21.1.	The relationship between the Distributor and the Supplier under this Agreement is intended to be that of independent contractors, and, in connection with the marketing, distribution and sale of the Products: that of distributor and manufacturer (or supplier), and nothing contained herein shall constitute the Distributor, or any of the Distributor’s employees or representatives, the agent or employee or representative of the Supplier for any purpose whatsoever.

21.2.	Accordingly, the Distributor will have no power to act for or to bind the Supplier in any dealing with third parties, unless specifically authorized in advance and in writing by the Supplier.

21.3.	The Distributor will indemnify the Supplier against any expenses, losses or damages, including legal expenses, caused to the Supplier as a result of or in connection with any claim or demand stemming from or related to the existence or the alleged existence of employment or agency relationship between the Distributor or any of his employees or representatives and the Supplier or any of its employees or representatives.

22.	Force Majeure

22.1.	Neither party shall in any event be held liable with respect to the other party or to others for losses or damages caused by non-performance, or a delay in the performance, of their obligations under this Agreement (except that of payment) to the extent that the same resulted from circumstances amounting to force majeure, including, inter alia, strikes, embargoes, riots, fires, floods, war, terror attacks, hurricanes, windstorms, acts or defaults of common carriers, shortage of materials, acts of God and acts of the state or of public authorities, or other causes beyond the reasonable control of the party affected thereby.

Distribution Agreement between Kamada and Tuteur.	Page 19

22.2.	Each party hereto agrees to promptly notify the other party in writing of any event of force majeure under this Section and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event. Financial inability to pay shall not be deemed a condition that is beyond a party’s control.

23.	Governing Law and Jurisdiction

23.1.	This Agreement shall be governed by, and construed in accordance with, the laws of England and Wales, notwithstanding any contrary choice of law provisions. Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach, or termination thereof, shall be resolved by the competent courts in London, England.

23.2.	The Distributor acknowledges and agrees that if it fails to perform certain obligations under this Agreement, including Sections 2.2, 15.3, 15.5, 19 and 20 it will cause immediate and irreparable harm and injury to the Supplier, for which monetary damages would not be adequate remedy. Therefore the Distributor agrees that, in addition to other remedies provided herein, the Supplier shall be entitled to an injunction restraining any violation or threatened violation by the Distributor of the provisions of the aforementioned Sections or to a specific performance or other equitable relief to enforce such provisions and, in connection therewith, that the Supplier shall not be obligated to post a bond for or otherwise ensure payment of any damages that might be incurred by the Distributor because of such legal action. Should any such legal action be brought by the Supplier, the Distributor shall not allege, and hereby waives, the defense that an adequate remedy exist without resorting to such legal action.

24.	Assignment

24.1.	Neither party shall assign its rights or obligations hereunder, in whole or in part without the prior written consent of the other party.

24.2.	Notwithstanding the above, the Supplier may assign its rights and obligations hereunder, in whole or in part, to an affiliate thereof and to any succeeding entity.

25.	Compliance with Anti-corruption Laws; Business Ethics; Privacy Laws

25.1.	Each Party shall comply, and shall ensure that its officers, directors, employees, agents and any person or entity acting on its behalf or under its control (including its affiliates) comply, with all applicable anti-corruption laws and shall not engage in any illegal or unethical practices in connection with the activities to be performed under this Agreement and for commercialization of the Product.

Distribution Agreement between Kamada and Tuteur.	Page 20

25.2.	No payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, acceptance or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining or retaining business or directing business to any person or entity. Distributor or any of its officers, directors, employees, agents and any person or entity acting on its behalf or under its control (including its affiliates) shall not, directly or indirectly, offer, give, promise to give or authorize the giving of any money or other thing of value to induce any person to do, or to omit from doing, any act in violation of his or her lawful duty, to obtain any improper advantage, or to induce any person to use his or her influence improperly to affect or influence any act or decision.

25.3.	None of the owners, directors, officers, employees of Distributor or its affiliates holds an official position, or has any duties including any consulting, ceremonial or titular position, or any employment relationship, with any country government, government department, agency or instrumentality (including any government-owned or government-controlled enterprise or government-owned hospital or other healthcare provider), or any outside consultancy group engaged thereby, or any public international organization or political party, or are candidates for political office in any countries.

25.4.	Distributor understands that Supplier places great value on its reputation as an ethical company and its commitment to comply with all applicable laws. Distributor acknowledges that Supplier has adopted a Code of Ethics (hereafter: “Code of Ethics”), in order to avoid incurring the liabilities entailed as consequence of the commission of the crimes provided by the aforesaid decree and to prevent the application of the relevant sanctions. The Code of Ethics is available at the following website: http://www.kamada.com/corporate-governance.php

25.5.	Distributor further acknowledges, also on behalf of its affiliates, officers, directors, employees, contractors, sub-contractors and agents, the content and provisions of the Code of Ethics and undertakes to act (and to procure that its affiliate, officers, directors, employees, contractors, sub-contractors and agents act) in conformity with the provisions of such Code of Ethics. Failure by Distributor (and its affiliates, officers, directors, employees, contractors, sub-contractors and agents) to comply with the above mentioned provisions shall represent a material breach of this Agreement and therefore Supplier shall have the right to terminate the Agreement.

25.6.	Distributor is responsible for executing an adequate preliminary due diligence on its affiliates, officers, directors, employees, contractors and agents, who will be involved for whatever purpose in the marketing and/or commercialization activities under this Agreement in order to check their expertise, skills, potential conflicts of interest and reputational background. Should the Supplier authorize the Distributor to sub-contract some of the above-mentioned marketing activities and/or to appoint one or more sub-distributors in the Territory, in addition to other specific requirements indicated by Supplier as a condition to its authorization, Distributor already undertakes to carry out an adequate preliminary due diligence on those sub-contractors and sub-distributors.

Distribution Agreement between Kamada and Tuteur.	Page 21

25.7.	Distributor shall cooperate with Supplier in order to prevent any infringement of any applicable laws, including without limitation, anti-corruption laws and the Code of Ethics and to provide Supplier with any relevant information that the relevant national or international authorities, including any regulatory authority, may request. Distributor also undertakes to promptly provide Supplier with any request of information, access or inspection by any competent authority concerning Supplier and the Products.

25.8.	It is understood that should Supplier be aware of any acts, facts, situations and omissions in breach of the provisions under this Agreement (even in consequence of the abovementioned controls and inspections) the liability of Distributor in relation to these facts, acts, situations and omissions is not excluded. The above listed duties and obligations of Distributor shall survive the termination of this Agreement and shall be effective in relation to the activities of Distributor concerning the operations contemplated in this Agreement until the actual conclusion of the same.

25.9.	The Distributor, its personnel and its subcontractors shall comply with all applicable U.S. and international laws, regulations, and guidelines relating to protection of personal information, including the European Commission Directive 95/46, the Standards for Privacy of Individually Identifiable Health Information (Privacy Rule) under the Health Insurance Portability, General Data Protection Regulation (GDPR), and Accountability Act of 1996 (HIPAA), if applicable.

26.	Miscellaneous

26.1.	Except as expressly set forth in this Agreement, no right or license is granted by the Supplier to the Distributor under any patents, trade secrets, know-how, trademarks or other intellectual property rights owned by or licensed to the Supplier as of the Effective Date or at any time prior to during or after the term of this Agreement.

26.2.	Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except for the NDA, there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

26.3.	This Agreement shall become effective only by signature of this Agreement by both Parties. If both Parties have not signed this Agreement, then this Agreement is not valid.

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26.4.	Waivers and Further Agreements. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

26.5.	Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by both parties.

26.6.	Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

26.7.	Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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26.8.	Notices. All notices and other communications required or desired to be given or sent by either party to the other shall be in writing, and shall be deemed to have been received the next business day after being successfully transmitted by fax as established by a transmission report, or after 10 (ten) days from being mailed by registered airmail; or at the time of delivery when manually delivered to the respective addresses set forth below:

to Supplier:	to Distributor:
Kamada Ltd.	TUTEUR S.A.C.I.F.I.A
2 Holzman Street, Weizmann Science Park, Rehovot 7670402, Israel	Encarnación Ezcurra 365 third floor, 1107 Buenos Aires , Argentina
Tel: 972-8-9406472 Fax: 972-8-9406473 Email: Amirl@kamada.com	Tel: 54-11-5787-2222 Fax: 54-11-5787-2222 Email: apb@tuteur.com.ar
Attn.: Amir London, CEO	Attn: Alberto Pablo Barros, Attorney

or to such other addresses as may be designated by notice, provided, however, that any notice of change of address shall be effective only upon receipt.

Without derogating from the above, notices regarding a breach of this Agreement or termination thereof, if successfully transmitted by facsimile as stipulated above, will be simultaneously delivered by registered mail or by courier, and shall be deemed to have been received on the next business day after successful facsimile transmission.

[Signature page follows]

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IN WITNESS WHEREOF, the parties, each by its duly authorized signatory, have caused this Agreement to be executed as of the date first above-mentioned:

Kamada Ltd.		TUTEUR S.A.C.I.F.I.A

By:		By:
Name:	Amir London	Name:	Jonathan Hahn
Title:	Chief Executive Officer	Title:	President

By:
Name:	Chaime Orlev
Title:	Chief Financial Officer

Distribution Agreement between Kamada and Tuteur.	Page 25

Appendix A - The Products, Trademarks, Presentations, Indications and Prices

Product	Trademarks	Indications
AAT IV	“”, “GLASSIA”; Product Logos.	AATD
Anti D (IV + IM)	KamRho (D) IM KamRho (D) IV	IM - Prophylaxis of hemolytic disease of newborns IV- Treatment of immune thrombocytopenic purpura

Product	Minimum Supply Price; Transfer Price – Argentina Bolivia and Paraguay	Minimum Supply Price; Transfer Price – Uruguay
AAT IV per 50ml/ 1 gram vial

Argentina

2020

Minimum Supply Price - First [*****] supplied vials at US$[*****]/vial; and

For any additional quantity US$[*****]/vial

Transfer Price - The higher of 50% of the Product’s Net Price as sold by Tuteur in Argentina or Minimum Supply Price.

2021

Minimum Supply Price - First [*****] supplied vials at US$[*****]/vial; and

For any additional quantity [*****]/vial

Transfer Price - The higher of 50% of the Product’s Net Price as sold by Tuteur in Argentina or Minimum Supply Price.

Bolivia and Paraguay

Minimum Supply Price - will be agreed following registration of the Product.

Transfer Price - The higher of 50% of the Product’s Net Price as sold by Tuteur in Argentina or Minimum Supply Price

2020 Minimum Supply Price - US$[*****]. Transfer Price - The higher of 50% of the Product’s Net Price as sold by Tuteur in Uruguay or Minimum Supply Price as specified above.
Anti D IM 2ml

Argentina & Paraguay

2020

Minimum Supply Price US$[*****] per 2ml

Transfer Price - The higher of 50% of the Product’s Net Price as sold by Tuteur in Argentina or Minimum Supply Price.

Bolivia

Will be agreed prior to registration.

Minimum Supply Price - US$[*****]. Transfer Price - The higher of 50% of the Product’s Net Price as sold by Tuteur in Uruguay or Minimum Supply Price as specified above.
Anti D IM 0.85ml	N/A	Minimum Supply Price - US$[*****]. Transfer Price - The higher of 50% of the Product’s Net Price as sold by Tuteur in Uruguay or Minimum Supply Price as specified above.

Distribution Agreement between Kamada and Tuteur.	Page 26

Appendix B – Territory

Argentina, Paraguay, Bolivia and Uruguay

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Appendix C – Minimum Vials per Shipment

Glassia - [*****] vials

KamRho (D) IM / IV- [*****] vials

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Appendix D– Minimum Quantity

Year	Minimum Number of Glassia Vials per Marketing Year
	Argentina	Uruguay
Year 1 - 2020	[*****]	[*****]
Year 2 - 2021	[*****]	[*****]
Year 3 and onwards	[*****]	[*****]

KamRho (D) IM 2ml / Argentina - [*****]

KamRho (D) IM 2ml / Paraguay - [*****]

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Appendix E– Product Specifications

In accordance with the approved dossier in the Territory

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Appendix F - Product Liability Insurance Side Letter

Date: ____________

To: TUTEUR S.A.C.I.F.I.A S.A.

Re: Kamada Ltd. (the “Company”) - Product Liability Insurance

Dear Sirs,

We are writing to inform you that we intend to include you as “Additional Insured” within the Company’s Product Liability Insurance Policy (the “Policy”).

Such inclusion is subject to the terms and conditions of the Policy, a copy of the relevant provisions is attached.

The inclusion is done at the Company’s sole discretion and the Company may elect to cancel such inclusion, change or reduce the coverage at any time and for any reason whatsoever with or without notice.

Your inclusion in the Company’s Product Liability Insurance is in addition to, and not instead of, any other insurance you have or are required to have under your agreement with your insurance companies.

Accordingly, nothing herein derogates, limits or relieves you from any of your responsibilities and liabilities under the Distribution Agreement with the Company, including, without limitations, the obligation to obtain the appropriate insurance coverage for your activities in connection with the Distribution Agreement.

Sincerely yours,

KAMADA LTD.

***************************************************************

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GENERAL PROVISIONS

Coverage is provided only for sales of the Company’s Product in the ordinary course of vendor’s (Distributor’s) business.

Coverage is subject to vendor’s written notice to the Company of any product liability claim immediately upon becoming aware of such claim or of circumstances that may lead to such claim.

Coverage expressly excludes liability for or deriving of any express or implied warranty, or any liability for distribution or sale for a purpose unauthorized by Kamada.

Coverage does not apply to injury or damage:

1.	Arising out of any act of the vendor which changes the condition of the Product.

2.	Arising out of any failure to maintain the Product in merchantable condition.

3.	Arising out of alteration, treatment, processing, assembling, installation, repairing, packing/repacking, labeling, servicing and the like of such goods by the above vendor or retailer.

4.	Occurring within the vendor’s premises or occurring prior to sale of the designated Products.

The vendor undertakes to comply with the Policy’s conditions in so far as applicable.

Any disputes that may arise between Vendor and Kamada and/or the Insurers regarding Policy conditions will be governed by Israeli Law.

Distribution Agreement between Kamada and Tuteur.	Page 32

Appendix G - Safety Data Exchange Agreement

[to be attached]

Distribution Agreement between Kamada and Tuteur.	Page 33

Appendix H – Release Letter

[on Distributor’s letterhead]

To whoever is concerned

POWER OF ATTORNEY FOR TRANSFER OF REGISTRATION AND MARKETING AUTHORIZATIONS

Made this ___ day of _____.

Dear Sirs,

We hereby acknowledge that the Registration and Marketing Authorizations relating to the following product(s):

AAT IV

Anti D (IV+IM)

which are held by TUTEUR S.A.C.I.F.I.A., according to the laws of Argentina/Paraguay/Bolivia, and authorizing the sale of the product(s) in such country, are and shall remain the exclusive property of Kamada Ltd., a an Israeli company having its offices at 2 Holzman St., Science Park, P.O Box 4081, Rehovot, Israel, or of its affiliates.

Upon request of Kamada Ltd., TUTEUR S.A.C.I.F.I.A has agreed to promptly cease any use of the said Registration and Marketing Authorizations and unconditionally assign all and every lawfully assignable official title, or certificate or equivalent document concerning the Registration and Marketing Authorizations, whether applied for or granted, to Kamada Ltd or to Kamada Ltd‘s affiliate or other Kamada Ltd‘s nominee.

For such purpose therefore, it is hereby expressly provided hereby that this document constitutes an irrevocable power of attorney granted by TUTEUR S.A.C.I.F.I.A for the exclusive benefit of Kamada Ltd. or any concerned affiliate, to act and perform all necessary proceedings to instruct the Argentinean/Paraguayan/Bolivian authorities to transfer said Registration and Marketing Authorization to Kamada Ltd. or to any company indicated by Kamada Ltd.

This power of attorney is sufficient to act as described above and shall be considered as such by all Argentinean/Paraguayan/Bolivian authorities.

Further TUTEUR S.A.C.I.F.I.A undertakes, whenever requested and necessary to do so by Kamada Ltd, to execute such documents and to do such acts as may be required or desirable in order to permit or facilitate the transfer of said Registration and Marketing Authorizations upon Kamada Ltd.’s instructions.

TUTEUR S.A.C.I.F.I.A hereby acknowledges that the present document may be used for the purpose of transferring the Marketing Authorizations and to evidence ownership rights of Kamada Ltd. including before a Court of law, in case of a legal dispute.

Sincerely yours,

__________________

By: [Distributor’s full name’s representative]

Title: [Distributor’s representative’s position]

Distribution Agreement between Kamada and Tuteur.	Page 34

To whoever is concerned

POWER OF ATTORNEY FOR TRANSFER OF REGISTRATION AND MARKETING AUTHORIZATIONS

Made this ___ day of _____.

Dear Sirs,

We hereby acknowledge that the Registration and Marketing Authorizations relating to the following product(s):

AAT IV

Anti D (IV+IM)

which are held by TUTEUR S.A., according to the laws of Uruguay, and authorizing the sale of the product(s) in such country, are and shall remain the exclusive property of Kamada Ltd., a an Israeli company having its offices at 2 Holzman St., Science Park, P.O Box 4081, Rehovot, Israel, or of its affiliates.

Upon request of Kamada Ltd., TUTEUR S.A has agreed to promptly cease any use of the said Registration and Marketing Authorizations and unconditionally assign all and every lawfully assignable official title, or certificate or equivalent document concerning the Registration and Marketing Authorizations, whether applied for or granted, to Kamada Ltd or to Kamada Ltd‘s affiliate or other Kamada Ltd‘s nominee.

For such purpose therefore, it is hereby expressly provided hereby that this document constitutes an irrevocable power of attorney granted by TUTEUR S.A for the exclusive benefit of Kamada Ltd. or any concerned affiliate, to act and perform all necessary proceedings to instruct the Uruguayan authorities to transfer said Registration and Marketing Authorization to Kamada Ltd. or to any company indicated by Kamada Ltd.

This power of attorney is sufficient to act as described above and shall be considered as such by all Uruguayan authorities.

Further TUTEUR S.A undertakes, whenever requested and necessary to do so by Kamada Ltd, to execute such documents and to do such acts as may be required or desirable in order to permit or facilitate the transfer of said Registration and Marketing Authorizations upon Kamada Ltd.’s instructions.

TUTEUR S.A hereby acknowledges that the present document may be used for the purpose of transferring the Marketing Authorizations and to evidence ownership rights of Kamada Ltd. including before a Court of law, in case of a legal dispute.

Sincerely yours,

__________________

By: [Distributor’s full name’s representative]

Title: [Distributor’s representative’s position]

Distribution Agreement between Kamada and Tuteur.	Page 35